                                                              Exhibit 11
                                                   Computation of Per Share Earnings
                                                 (in thousands, except per share data)



                                                                        Three months ended                      Nine months ended
                                                                          September 30,                            September 30,
                                                                      -----------------------                  -------------------
                                                                      1995               1994                  1995           1994
                                                                      ----               ----                  ----           ----

Net income                                                          $ 1,415            $ 1,630               $4,385        $ 4,210

Preferred dividend requirements                                     $    28            $    28               $   85        $    84

Weighted average common shares outstanding                            2,697              2,697                2,697          2,697
                                                                      -----              -----                -----          -----


Net income per common share                                         $  0.51             $ 0.59               $ 1.59         $ 1.53
                                                                    =======             ======               ======         ======



